Exhibit 5.2

        D: +1 212 225 2556

        pmarcogliese@cgsh.com

April 5, 2019

Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Ladies and Gentlemen:

We have acted as special counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s offering of $1,500,000,000 aggregate principal amount of its 3.650% Notes due 2029 (the “2029 Notes”) and $1,500,000,000 aggregate principal amount of its 4.550% Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “Securities”) pursuant to a registration statement on Form S-3 (No. 333-226983), as amended as of its most recent effective date (April 3, 2019), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus dated August 23, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto dated April 3, 2019 (the “Prospectus Supplement” and the Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Securities were issued under an indenture dated as of December 1, 1995 (the “Base Indenture”) between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by the Fifteenth Supplemental Indenture dated as of April 5, 2019 (the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

Lowe’s Companies, Inc., p. 2

(c)	an executed copy of the underwriting agreement dated April 3, 2019 between the Company and the several underwriters named in Schedule A thereto;

(d)	an executed copy of each of the Base Indenture and the Supplemental Indenture; and

(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, as to matters relating to the law of the State of North Carolina we have assumed, without independent investigation, the correctness of the opinion of Moore & Van Allen PLLC, a copy of which is filed as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated April 5, 2019 (the “April 5, 2019 8-K”), and our opinion is subject to all of the limitations and qualifications contained therein.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.2 to the April 5, 2019 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Lowe’s Companies, Inc., p. 3

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner